SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                   (Under the Securities Exchange Act of 1934)

                               (Amendment No. 1)*


                         Progress Financial Corporation
                         ------------------------------
                                (Name of Issuer)


                                  Common Stock
                                  ------------
                         (Title of Class of Securities)


                                    743266108
                                    ---------
                                 (Cusip Number)

This Schedule is filed according to Rule 13d-1(b).

*The remainder of this cover page shall be filled out for a reporting person's initial filing of this Schedule with respect to the subject class of securities and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)


                      [Continued on the following page(s)]

                                Page 1 of 4 Pages

Page 2 of 4 Pages                                           Cusip #: 743266108
                                                                     ---------
--------------------------------------------------------------------------------
1. Name of Reporting Person:
    (Social Security or IRS. Identification # of above person):

    First Financial Fund, Inc.
    13-3341573

--------------------------------------------------------------------------------
2. Check the appropriate box if a member of a group:
                                                                       (a) (   )
                                                                       (b) (   )
--------------------------------------------------------------------------------
3. SEC use only:

--------------------------------------------------------------------------------
4. Citizenship or Place of Organization:

    Maryland
--------------------------------------------------------------------------------
                                      5.     Sole Voting Power

                                             209,102
                                      ------------------------------------------
    Number of shares                  6.     Shared Voting Power

    beneficially owned by                    0
                                      ------------------------------------------
                                      7.     Sole Dispositive Power
    each Reporting Person with
                                             0
                                      ------------------------------------------
                                      8.     Shared Dispositive Power

                                             209,102
--------------------------------------------------------------------------------
9. Aggregate amount beneficially owned by each reporting person:

    209,102

--------------------------------------------------------------------------------
10. Check box if the aggregate amount in row (9) includes certain shares:

--------------------------------------------------------------------------------

11. Percent of class represented by amount in row 9:

    3.74%
--------------------------------------------------------------------------------

12. Type of Reporting Person:

    IV

Page 3 of 4 Pages                                           Cusip #: 743266108
                                                                     ---------
--------------------------------------------------------------------------------
                                  SCHEDULE 13G
                                  ------------

Item 1(a):  Name of Issuer:
---------------------------

             Progress Financial Corporation

Item 1(b):  Address of Issuer's Principal Executive Offices:
------------------------------------------------------------

             4 Sentry Parkway, Suite 200
             Blue Bell, PA 19422

Item 2(a):  Name of Person Filing:
----------------------------------

             First Financial Fund, Inc.

Item 2(b):  Address of Principal Business Office:
-------------------------------------------------

             Gateway Center Three
             100 Mulberry Street, 9th Floor
             Newark, New Jersey  07102-7503

Item 2(c):  Citizenship:
------------------------

             Maryland

Item 2(d):  Title of Class of Securities:
-----------------------------------------

             Common Stock

Item 2(e):  CUSIP Number:
-------------------------

             320228109

Item 3:  Type of Reporting Person:
----------------------------------

             (D)     Investment Company

Item 4:  Ownership:
-------------------
             (a) AMOUNT BENEFICIALLY OWNED: First Financial Fund, Inc., a registered closed-end investment company, may be deemed the beneficial owner of 209,102 shares of common stock of the Issuer.

             (b)     PERCENT OF CLASS:  3.74%

             (c) For information on voting and dispositive power with respect to the above listed shares, please see Items 5-8 of Page Two.

Page 4 of 4 Pages                                           Cusip #:743266108
                                                                    ---------
--------------------------------------------------------------------------------

                                  SCHEDULE 13G
                                  ------------


Item 5:  Ownership of Five Percent or Less of a Class:
------------------------------------------------------

             Not Applicable

Item 6:  Ownership of More than Five Percent on Behalf of Another Person:
-------------------------------------------------------------------------

             Not Applicable

Item 7:  Identification and Classification of the  Subsidiary which Acquired the
--------------------------------------------------------------------------------
         Security Being Reported on by the Parent Holding Company:
         ---------------------------------------------------------

             Not Applicable

Item 8:  Identification and Classification of Members of the Group:
-------------------------------------------------------------------

             Not Applicable

Item 9:  Notice of Dissolution of Group:
----------------------------------------

             Not Applicable

Item 10:  Certification:
------------------------

                      By  signing  below,  I  certify  that,  to the  best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

Signature:

                      After  reasonable  inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

                                             Date:  February 14, 2000

                                        Signature:  /s/ R. Charles Miller
                                                    ------------------------
                                       Name/Title:  R. Charles Miller
                                                    Assistant Secretary